Exhibit 10.7

EMPLOYMENT AGREEMENT ADDENDUM #1

This Addendum pertains to the Employment Agreement between Jeffrey S. Frichner ("Employee") and Left Behind Games Inc. ("LBG" or the "Company") as President and Secretary. Employee and the Company are sometimes individually referred to herein as a "party" and collectively as the "parties."

1.  Deferred Compensation and Stock Option. Employee has performed services in accordance with the parties’ Employment Agreement. However, Employee has not received compensation from Company in accordance with such Agreement. Employee hereby waives any such breach of Agreement by Company for valuable consideration (“Deferred Compensation”) as follows:

a.	compensation as determined in the parties’ Employment Agreement, or;

b.
the right and option to convert all or part of such “Deferred Compensation” to Stock based upon the same terms and rates consistent with stock purchase agreements with investors in LBG. Such conversion rates shall be consistent with the price per share provided to the Company by investors at the time of accrual.

By signing below, the parties acknowledge they have read, understand and agree to this terms and conditions of this Addendum.

EMPLOYEE

/s/ Jeffrey S. Frichner	June 2, 2004

By: _________________________	__________
Jeffrey S. Frichner	Date

ACCEPTED:

LEFT BEHIND GAMES INC.
a Delaware corporation

/s/ Troy A. Lyndon	June 2, 2004

By: ____________________________	__________
Troy A. Lyndon, CEO	Date